FOR IMMEDIATE RELEASE

FIRST CHESAPEAKE FINANCIAL CORPORATION ANNOUNCES EXTENSION OF CREDIT FACILITY; Controlling Shareholder Obtains Corresponding Extension To Obtain Required Releases In Connection With Acquisition Of Controlling Interest

Boca Raton, FL – November 6, 2003—First Chesapeake Financial Corporation (OTC BB: FCFK) (“First Chesapeake” or the “Company”) announced today that it has entered into an agreement with Royal Bank of Pennsylvania (“Royal Bank”) to extend the maturity of First Chesapeake’s loan from Royal Bank until December 31, 2003. In connection with this extension, First Chesapeake made a $650,000 payment to Royal Bank, reducing the principal balance outstanding on the loan from $1,239,947 to $589,947. First Chesapeake paid $500,000 in cash and liquidated a $150,000 certificate of deposit previously pledged to secure the loan from Royal Bank.

“The Company is continuing to negotiate to refinance the remaining portion of this loan, and we have obtained this extension to allow us to complete our negotiations. The reduction of the Company’s debt strengthens our financial condition and will assist the Company to continue to expand its business and to support the recently announced steps to restructure the Company,” stated Tony Sharma, First Chesapeake’s Chief Executive Officer.

In addition, All American Companies, Inc. (“All American”), First Chesapeake’s controlling shareholder, has notified First Chesapeake that All American has entered into an agreement (the “Extension Agreement”) with all of the parties to an escrow arrangement entered into in connection with All American’s acquisition of a controlling interest in First Chesapeake. The Extension Agreement extends until December 31, 2003, the time period for All American to obtain the releases of certain guaranties and liens that were granted by certain shareholders of First Chesapeake in favor of Royal Bank. These guaranties and liens were granted in connection with First Chesapeake’s loan from Royal Bank. Under the terms of the original escrow arrangement, All American had been required to obtain such releases by October 30, 2003. Under the terms of the Extension Agreement, if All American fails to obtain such releases by December 31, 2003, 5,400,000 shares previously issued and 4,600,000 shares issuable by First Chesapeake to All American shall be canceled and the 3,674,709 shares purchased by All American from Mark Mendelson, the former Chairman of the Board of Directors and the former Chief Executive Officer of First Chesapeake, and Mark Glatz, a former director and the former Chief Financial Officer of First Chesapeake, shall be returned to Messrs. Mendelson and Glatz, in each case without refund of the purchase price. More information regarding this transaction can be obtained by reviewing the Current Report on Form 8-K that will be filed by First Chesapeake with the Securities and Exchange Commission, available at www.sec.gov.

First Chesapeake is a provider of financial services in the mortgage banking industry and is engaged in retail and wholesale mortgage banking business.

This release contains forward-looking information, including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

For more information contact Utpal Dutta, Chief Operating Officer, at (561) 981-1851.